Exhibit 99.1

COMPANY NEWS RELEASE

AGCO Corporation
4205 River Green Parkway Duluth, GA USA 30096-2568
www.agcocorp.com

Telephone 770.813.9200

FOR IMMEDIATE RELEASE
October 28, 2005

CONTACT:	Andy Beck Sr. Vice President & CFO 770-813-6083

AGCO CORPORATION ELECTS
GERALD L. SHAHEEN TO ITS BOARD OF DIRECTORS

DULUTH, GA – October 28, 2005 – AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, today announces the election of Gerald L. Shaheen, Group President of Caterpillar Inc., to the AGCO Board of Directors. Mr. Shaheen will stand for shareholder election in April 2006. With this additional Director, the AGCO Board consists of 11 external Directors.

Chairman of the Board Mr. Robert Ratliff, comments “We are very excited to have someone of Mr. Shaheen’s caliber and deep industry knowledge join our Board. Having served in this sector for over 37 years, he brings a significant background to the table. We are most pleased that he has agreed to serve AGCO Corporation in this capacity.”

Mr. Shaheen is currently a Group President of Caterpillar Inc. in Peoria, Illinois. He is responsible for the design, development and production of Caterpillar’s large construction and mining equipment. His responsibilities also include marketing and sales operations in North America, Caterpillar’s components business, and Caterpillar’s research and development division. Since joining Caterpillar in 1967, Mr. Shaheen has held numerous marketing and general management positions, both in the United States and Europe, and at one time had responsibility for Caterpillar’s business in Europe, Africa, the Middle East, and the former Soviet Union. While living overseas, Mr. Shaheen was active in several international organizations.

Mr. Shaheen was elected a Vice President of Caterpillar with responsibility for engine marketing and administration in 1995. He assumed his current position in November 1998.

Mr. Shaheen received his bachelor’s degree in marketing from Bradley University in 1966 and earned an MBA from Bradley in 1968. He has served the University in several capacities, including president of the National Alumni Association. He was recognized as Distinguished Alumnus in 1993 and was inducted into the Centurion Society that same year. He completed the Tuck Executive Program at Dartmouth College in 1988. Mr. Shaheen is a Board member and Vice Chairman of the U.S. Chamber of Commerce; a Board member of the National Chamber Foundation, the Mineral Information Institute, Inc., and Bradley University; and a Board member and First Vice Chairman of the Association of Equipment Manufacturers (AEM). He also serves on the Board of Directors for Aquila, Inc., where he chairs the Audit Committee, and for National City Corporation, where he chairs the Nominating and Board of Directors Governance Committee. In Peoria, Mr. Shaheen serves on the OSF Saint Francis Medical Center Foundation Council, as well as on the Board of Trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter, and Peoria NEXT.

AGCO Corporation, headquartered in Duluth, Georgia, is a global manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,900 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. In 2004, AGCO had net sales of $5.3 billion.

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Please visit our website at www.agcocorp.com.